DATAWATCH ANNOUNCES PRELIMINARY SECOND QUARTER 2014 FINANCIAL RESULTS

Chelmsford, Mass.—April 10, 2014—Datawatch Corporation (NASDAQ-CM: DWCH), the leading global provider of visual data discovery solutions, today announced preliminary results for its second fiscal quarter ended March 31, 2014. The Company anticipates total revenue for the second quarter will be between $7.8 and $8.0 million, and Non-GAAP net loss between $3.1 million and $3.3 million. This compares to total revenue of $6.83 million and Non–GAAP net income of $389,000 for the second fiscal quarter of 2013. Non-GAAP results exclude the effects of the non-cash amortization associated with the purchase of certain intellectual property and other intangible assets, non-cash stock compensation costs and in the 2014 second quarter, a one-time non-cash charge associated with the unamortized debt discount relating to the payoff of the Company’s indebtedness under its credit facility with Massachusetts Capital Resource Company.

The foregoing information is preliminary and subject to the Company’s normal quarter-end accounting process and external review by the Company’s independent accounting firm.

“We are disappointed in the 14%-17% year over year revenue growth performance in our second fiscal quarter this year, which fell short of our expectations,” said Michael A. Morrison, president and chief executive officer of Datawatch. “More than $1.5 million in license revenue shifted out of the second quarter, principally due to timing issues related to the closing of several accounts. In addition, we also experienced an unexpected management departure in our global major accounts group in March. We have taken immediate action to resolve this latter situation, promoting one of our most tenured and seasoned sales executives to lead the strategically important global major accounts group. We have also already closed several of the slipped second quarter deals in the first few days of April 2014, representing approximately one quarter of the revenue that shifted out of our second fiscal quarter. While we are dissatisfied with these preliminary results for the second fiscal quarter, we are confident that the organizational and execution issues have been appropriately addressed, and we remain confident in our current year prospects and the long-term market opportunity, as well as our business strategy and the value that our products provide to our customers and partners.”

The Company will release the full results for its second fiscal quarter ended March 31, 2014 after the market close on Wednesday, April 23, 2014. The Company will host a conference call at 8:30AM EDT on April 24 to discuss final result for the second fiscal quarter. Details regarding the conference call will follow in a press release to be issued prior to the call.

ABOUT DATAWATCH CORPORATION

Datawatch Corporation (NASDAQ-CM: DWCH) provides visual data discovery software that optimizes any data – regardless of its variety, volume, or velocity – delivering next generation analytics to reveal valuable insights for improving business. Its unique ability to integrate structured, unstructured, and semi-structured sources like reports, PDF files and EDI streams with real-time streaming data into visually rich analytic applications allows users to dynamically discover key factors that impact any operational aspect of their business. This ability to perform visual discovery against any data sets Datawatch apart in the big data and visualization markets. Organizations of every size, worldwide use Datawatch products, including 99 of the Fortune 100. Datawatch is headquartered in Chelmsford, Massachusetts with offices in New York, London, Munich, Stockholm, Singapore, Sydney and Manila, and with partners and customers in more than 100 countries worldwide. See the Whole Story for yourself by downloading the free trial at www.datawatch.com/trial.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the continuing weak global economy; risks associated with fluctuations in quarterly operating results due, among other factors, to the size and timing of large customer orders; risks associated with acquisitions, including the acquisition of intellectual property from Math Strategies and the acquisition of Panopticon; the volatility of Datawatch’s stock price; limitations on the effectiveness of internal controls; rapid technological change; Datawatch’s dependence on the introduction of new products and possible delays in those introductions; competition in the software industry generally, and in the markets for next generation analytics in particular; Datawatch's dependence on its principal products, proprietary software technology and software licensed from third parties; risks associated with international sales and operations; risks associated with indirect distribution channels and co-marketing arrangements, many of which were only recently established; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; Datawatch’s dependence on its ability to hire and retain skilled personnel; disruption or failure of Datawatch’s technology systems that may result from a natural disaster, cyber-attack or other catastrophic event; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2013 and Form 10-Q for the quarter ended December 31, 2013. Any forward-looking statements should be considered in light of those factors.

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Investor Contact:

Datawatch Investor Relations

investor@datawatch.com

Phone: (978) 441-2200 ext. 8323

Media Contact:

Sarah Bernardi

Datawatch Corporation

Sarah_Bernardi@datawatch.com

Phone: (978) 441-2200 ext. 8387

Twitter: @datawatch

© 2014 Datawatch Corporation. Datawatch and the Datawatch logo are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

DATAWATCH CORPORATION

RECONCILIATION OF PRELIMINARY NON-GAAP INCOME TO GAAP INCOME

Preliminary Non-GAAP Income in the table below are not computed in accordance with generally accepted accounting principles (“GAAP”). Non-GAAP Income is useful to us, and may be useful to investors, because it permits a comparison of the actual or expected performance of our ongoing business. Non-GAAP Income should not be used as substitutes for diluted EPS in conformity with GAAP, or as a GAAP measure of profitability.

Below are the reconciliations of preliminary Non-GAAP Income to preliminary GAAP Income for the quarter ended March 31, 2014.

DATAWATCH CORPORATION

Condensed Consolidated Statements of Operations

Amounts in Thousands

(Unaudited)

	Three Months Ended
	March 31,
	Lower Range	Upper Range
	$7.8 million revenue	$8.0 million revenue

Net income (non-GAAP)	$(3,100)	$(3,300)

Non-Cash Expenditures:	(4,000)	(4,100)
(Share-based Comp, Amortization of Intangibles, Unamortized debt discount)

GAAP Net (Loss) Income	$(7,100)	$(7,400)